Exhibit 10.30

STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made effective at 12:01 a.m. on November 14, 2002 (“Effective Date”), between Ersco Corporation a Michigan corporation, (“Seller”), Maxco, Inc., a Michigan Corporation (the “Seller Shareholder”) (collective referred to as “Seller Parties”) and Contractor Supply Incorporated, an Indiana corporation (“Buyer”). (“Agreement”)

BACKGROUND

A.	Ersco Corporation (“Seller”) is a Michigan corporation and is engaged in the business of the distribution of concrete construction products and accessories, fabrication of reinforcing steel and rental of concrete forms used in road and commercial building construction (the “Business”), at 2364 Woodlake Drive, Ste. 180, Okemos, MI 48864.

B.	Seller Shareholder owns all of Seller’s issued and outstanding capital stock, being 3,000,000 shares of common stock (“Seller Common Stock”) and 0 shares of preferred stock.

C.	Buyer, Seller and Seller Shareholder desire to enter into a transaction involving the following steps:

1.	Seller Shareholder shall rearrange its bank financing so that the bank liens on the assets in the Adjusted Book Value (as hereinafter defined) of Seller shall not exceed the Adjusted Book Value by more than Three Million Dollars ($3,000,000) after payment by Buyer of the Seller Bank Debt, as hereinafter defined. “Adjusted Book Value” is defined for purposes of this Agreement as the amount equal to the net assets minus the net liabilities as maintained by the Seller on its books and records according to generally acceptable accounting principals (“GAAP”) consistently applied, less Seller’s current year pre-tax profits as may be adjusted, less the amount of Seller’s estimated liabilities at the Effective Date after the refinancing discussed above, and less an allowance by Seller Shareholder of $1,000,000. It is further agreed that the Adjusted Book Value includes the book value of the St. Louis Operation with any adjustment required by the Carter-Waters Agreement described at Section 10.i, so long as any such adjustment to the assets is reflected by an adjustment in the current earnings.

2.	Seller Shareholder shall cause Seller to redeem all but one (1) share of the balance of its ownership in Seller Common Stock and shall issue its promissory note for the amount that the bank liens exceed the Adjusted Book Value up to the $3,000,000 limit established in C.1.

3.	Buyer shall purchase the one share of Seller Common Stock for One Dollar ($1) and provide certain indemnifications to the Seller Shareholder as detailed herein.

4.	Buyer shall also pay certain Bank indebtedness of Seller at Closing as detailed herein.

D.	As a condition to the sale and purchase of the Purchased Shares by the Parties, the following transactions must be accomplished simultaneous with the Closing (as defined below) of this Agreement:

1.	St. Joseph County Properties, LLC, an Indiana limited liability company, (“St. Joseph”) will purchase certain real estate located in Mishawaka, Indiana from Seller according to the terms of a Real Estate Purchase Agreement dated of even date herewith between St. Joseph and Seller (the “Mishawaka Agreement”).

2.	Waukesha County Properties, LLC, an Indiana limited liability company, (“Waukesha”) will purchase certain real estate located in Brookfield, Wisconsin from Seller according to the terms of a Real Estate Purchase Agreement dated of even date herewith between Waukesha and Seller (the “Brookfield Agreement”).

E.	As a further condition to Buyer’s willingness to purchase the Purchased Shares, Seller Shareholder have agreed to not compete with Buyer or Seller in the conduct of the Business, as provided in a noncompetition agreement in substantially the form of attached Exhibit 4.a (the “Noncompetition Agreement”).

AGREEMENTS

NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller Shareholder and Buyer agree as follows:

1.	Restructuring of Seller. The Seller and Seller Shareholder agree to use their best efforts to take the following actions prior to the sale envisioned by this Agreement (the obligations of all of the parties to complete the sale envisioned by this agreement are specifically conditioned upon the completion of such actions).

a.	Refinancing of Seller. Presently, certain assets of Seller are cross-collateralized for loans to finance both the Seller and other partially or wholly owned subsidiaries of Seller Shareholder. This is a result of the Seller and Seller Shareholder having an established financing arrangement with Comerica Bank that involve two basic components. The first are loans to Ersco which are secured by certain assets of Seller. The second is a loan to Seller Shareholder which is secured by accounts receivable of Seller. As part of this transaction, it will be necessary for the Seller to make arrangements with its banking institution to terminate the cross-collateralization of the loans, limiting the Seller’s obligations only to its assets and removing the security of the Seller from any other obligations. In addition, Seller Shareholder will cause Comerica Bank to transfer liability to Seller Shareholder for a note payable of Seller in the approximate amount of $5,206,000 (“Note 653”) and will pay Comerica Bank $1,300,000 to pay down indebtedness of Seller.

b.	Payment of Seller Bank Debt. As a part of this transaction, Buyer has agreed that it will pay the indebtedness to Comerica Bank secured by Seller’s assets (which indebtedness is currently in the name of Seller Shareholder) remaining after the above described refinancing (“Seller Bank Debt”) at Closing. In the event Comerica Bank agrees to assign the Seller Bank Debt to the Buyer, the Seller Parties shall accept and consent to such assignment. Additionally, Seller Shareholder will assign its obligations under the Seller Bank Debt to Seller, all guaranties of Seller Shareholder and its affiliates will be released. Buyer agrees to consent to such assignment and release and agrees to indemnify Seller Shareholder and its affiliates against any liability related to the Seller Bank Debt. The provisions of section 12.d shall not apply to any obligations under this sub-section.

c.	Acknowledgment of Present Relationship. The Seller has been wholly owned by the Seller Shareholder and the cash of the Seller is held as part of the Seller Shareholder’s concentration account and there is a inter-company account between the Seller and the Seller Shareholder. Seller Shareholder also incurs certain operational expenses on behalf of Seller such as insurance and payroll costs and tax liability which are charged at cost to Seller through the inter-company account. At the end of the restructuring envisioned by this Agreement, all cash will be retained by Seller Shareholder and the inter-company account will be taken into account in arriving at the value of the promissory note from the Seller Shareholder to the Seller, as set forth below.

d.	Redemption of Common Stock of Seller. At or prior to the Closing Date, the Seller shall redeem all of the shares of Seller Shareholder’s Common Stock in the Seller, except for one (1) share.

e.	Net Effect of Actions To Be Taken. The net effect of the actions to be taken as specified above will result in the Bank liens on the assets of the Seller exceeding the Adjusted Book Value by no more than Three Million ($3,000,000) Dollars and there would be no cash or inter-company receivable in the Seller. Thus, the Adjusted Book Value shall be not less than One Dollar. Any deficiency under One Dollar shall be made up by a promissory note payable by Seller Shareholder to Seller in the form attached hereto as Schedule 1.e with interest at the rate of seven and one half percent (7 1/2%) per annum and due in three equal payments plus accrued interest, due on June 30, 2003, September 30, 2003 and December 31, 2003, to be personally guaranteed by Max A. Coon (“Seller Shareholder Note”). To the extent Seller Shareholder is financially able to pay the Seller Shareholder Note earlier than the due date, it shall do so. However, such decision shall be in the Seller Shareholder’s sole discretion. The amount of the Seller Shareholder Note cannot exceed Three Million ($3,000,000) Dollars. To the extent that Adjusted Book Value is greater than a negative Three Million and One ($3,000,001) Dollars after taking into account the Seller Bank Debt to be paid by Buyer, the amount necessary to bring the Adjusted Book Value to that level shall be paid by Seller Shareholder at the Closing.

2.	Agreement of Purchase and Sale of the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, Seller Shareholder agrees to sell, assign, transfer, set over, convey, and deliver to Buyer on the Closing Date the one share of Common Stock owned by it after the redemption of the balance of its Common Shares as envisioned by this Agreement, free, clear, and discharged of and from all Encumbrances, and Buyer agrees to purchase the Purchased Share from Seller Shareholder by the payment of One ($1) Dollar (“Purchase Price”).

3.	Adjustment of Purchase Price.

a.	For the Closing, Selling Shareholder shall prepare an estimated balance sheet for Seller as of the Effective Date or such other date as may be agreed on by Buyer and Seller Shareholder which shall be the basis of the redemption called for in Section 1.d (“Preliminary Balance Sheet”). The Preliminary Balance Sheet will contain a calculation of the estimated net Adjusted Book Value of Seller’s Assets at the Effective Date (excluding the assets purchased through the Mishawaka Agreement and the Brookfield Agreement). It is agreed that the value for the Seller’s good will included on the Preliminary Balance Sheet will be the value set forth on the August 31 Financial Statements and will not reflect any impairment charge which Seller may be required to take.

b.	Within sixty (60) days of the Closing date, the Selling Shareholder shall prepare a closing balance sheet as of the Effective Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall:

1.	Contain line items to the extent applicable substantially consistent with the line items in Seller’s Balance Sheet on the Business dated August 31, 2002 (a true copy of which is contained in attached Schedule 9.i);

2.	Include adjustments to Seller’s current year pre-tax profits where appropriate due to adjustments in other items;

3.	The Closing Balance Sheet will also be prepared in accordance with GAAP, except as otherwise provided herein, and will fairly present Seller’s financial position for the Seller as of the dates indicated for the periods covered thereby, and are and will be true and correct in all material respects;

4.	Be based upon an inventory of the trade inventory and forms of Seller to be conducted by the Selling Shareholder but which the Buyer shall have the option of attending, which inventory shall be valued at the lower of cost or market and shall have an expiration date (on any inventory which has an expiration date) no earlier than April 1, 2003. Forms have been and will be valued at the current aggregate book value (cost less accumulated depreciation).

5.	Be accompanied by a calculation of the Adjusted Book Value of Seller. It is agreed that the value for the Seller’s good will included in the calculation of Adjusted Book Value on the Closing Balance Sheet will be the value set forth on the August 31 Financial Statements and will not reflect any impairment charge which Seller is required to take;

6.	Be delivered to the Buyer immediately upon its completion, but no later than sixty (60) days after the Effective Date.

c.	Buyer shall have thirty (30) days after receiving the Closing Balance Sheet, and the calculation of the Adjusted Book Value, to deliver a written notice to the Seller Shareholder of any objections to the Closing Balance Sheet and the calculation of the Adjusted Book Value. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment that the Buyer requires. If Buyer and Seller Shareholder cannot agree with respect to the Closing Balance Sheet or the calculation of the Adjusted Book Value within thirty (30) days after the delivery of a notice of objections or such later date as may be agreed on by Buyer and Seller Shareholder, the dispute shall be resolved accordance with Section ?. In the event mediation or arbitration in involved as provide in Section ? , such mediator or arbitrator shall be a certified public accountant. Any items not in dispute shall be deemed stipulated by Buyer and Seller Shareholder and shall not be determined by the arbitrator or mediator. The determination of the arbitrator shall be binding on and conclusive with regard to the matters it determines and the Closing Balance Sheet shall be adjusted accordingly for all purposes under this Agreement.

d.	The Closing Balance Sheet and calculation of Adjusted Book Value shall become final and binding on the Seller Shareholder and the Buyer upon the earliest of (x) if no objection notice has been given, the day after the expiration of the period within which the Buyer may notify the Seller Shareholder of any objections thereto; (y) agreement by the Buyer and Seller Shareholder that such Closing Balance Sheet and calculation of Adjusted Book Value, together with any modifications thereto agreed by the Seller Shareholder and the Buyer, shall be final and binding; and (z) the date on which the arbitrator issues its decision with respect to any dispute relating to such Closing Balance Sheet and calculation of Adjusted Book Value.

e.	If the Adjusted Book Value as shown on the Closing Balance Sheet, as may be adjusted, is different from the Preliminary Balance Sheet, the Adjusted Book Value shall be reduced or increased by the amount of such difference for purposes of Section 1.d and any amount in excess of $3,000,000 shall be payable within ten (10) business days of the final determination of the Closing Balance Sheet and calculation of Adjusted Book Value as outlined above, together with interest from the Closing Date to the date of payment at a rate of interest equal to the rate per annum of 2% over the published prime rate of interest of the Northern Trust of Chicago, as applicable during any relevant period. In the event the Adjusted Book Value is more or less than the value of the Seller Shareholder Note, the Seller Shareholder Note shall be voided and a new Seller Shareholder Note in the new adjusted amount shall be signed.

f.	The Seller Shareholder will be allowed full access to the books and records of the Seller and to Seller’s employees for purposes of preparing the Closing Balance Sheet.

4.	Related Agreements.

a.	Noncompetition Agreement. At the Closing, Seller Shareholder shall execute and deliver to Buyer the Noncompetition Agreement.

b.	Mishawaka Agreement. At the Closing, St. Joseph County Properties, LLC and Seller shall execute the Mishawaka Agreement in substantially the form of attached Exhibit 4.b.

c.	Brookfield Agreement. At the Closing, Waukesha County Properties, LLC and Seller shall execute the Brookfield Agreement in substantially the form of attached Exhibit 4.c.

5.	Preclosing Actions. Before the Closing:

a.	Conduct of Business. Seller Shareholder shall cause Seller to carry on and conduct the Business only in the ordinary course consistent with past practice, without any change in the policies, practices, and methods Seller pursued before the date of this Agreement. Seller Shareholder will use their best efforts and cause Seller to use its best efforts to preserve the Business organization intact; to preserve the relationships with Seller’s customers, suppliers, and others having business dealings with Seller; and to preserve the services of Seller’s employees, agents, and representatives. Without limitation of the foregoing, (a) Seller Shareholder will cause Seller not to undertake without Buyer’s prior written consent any action that, if taken prior to the date of this Agreement, would be required to be disclosed on any Schedule, and (b) Seller Shareholder will cause Seller not to alter the physical contents or character of any of its inventories in a way that affects the nature of the Business or results in a change in the total dollar valuation of the inventories or otherwise take action or refrain from taking action that would result in any change in Seller’s assets or liabilities, other than in the ordinary course of business consistent with past practices.

b.	Access to Buyer. From the date of this Agreement through the Closing, Seller Shareholder shall cause Seller to permit Buyer and its representatives to make a full business, financial, accounting, and legal audit of Seller. Seller Shareholder shall cause Seller to take all reasonable steps necessary to cooperate with Buyer in conducting this audit.

c.	Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller Shareholder will immediately advise Buyer in writing if (a) any of the representations or warranties of Seller Shareholder is untrue or incorrect in any material respect, or (b) Seller Shareholder become aware of the occurrence of any event or state of facts that results in any of the representations and warranties of Seller Shareholder being untrue or incorrect as if Seller Shareholder were then making them. Seller Shareholder will not take any action, or omit to take any action, and shall cause Seller not to take any action, or omit to take any action, that would result in any of Seller Shareholder’ representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. Seller Shareholder will use their best efforts to cause all conditions set forth in Section 7 that are within their control to be satisfied as promptly as practicable under the circumstances.

6.	Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:

a.	Accuracy of Representations and Warranties. The representations and warranties of Seller Shareholder contained in this Agreement and all related documents shall be true and correct at and as of the Closing Date as though such representations and warranties were made on that date.

b.	Performance of Covenants. Seller Shareholder shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement requires, and with all other related documents to be performed or complied with prior to or on the Closing Date. Seller Shareholder shall have executed and delivered the Noncompetition Agreements.

c.	Satisfactory Due Diligence Review. Buyer shall have conducted a review reasonably satisfactory to Buyer of the business, financial, accounting, and legal aspects of Seller, the Business, and Seller’s assets and liabilities.

d.	No Casualty. Prior to the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of its assets.

e.	Share Certificates. Seller Shareholder shall have delivered to Buyer a certificate representing the Purchased Shares registered in the name of the Seller Shareholder (without any restrictive legend or together with such instruments and items that shall permit, in the reasonable opinion of Buyer’s counsel, the sale and transfer of such shares free, clear, and discharged of any such legend). The certificate shall be duly endorsed in blank or with accompanying stock powers or assignments duly signed. Seller Shareholder shall also deliver to Buyer such other instruments or documents that shall, in the reasonable opinion of the Buyer’s counsel, be reasonably required to vest good and marketable title in Buyer to the Purchased Shares free, clear, and discharged of any and all Encumbrances.

f.	No Litigation. No action, suit, proceeding, or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that might affect Buyer’s right to own, operate, and control the Purchased Shares or the Business after the Closing Date.

g.	Lien Search. Buyer shall have received UCC lien searches in form and content satisfactory to Buyer.

h.	Consents. Seller Shareholder shall have obtained in writing all consents necessary or desirable to consummate or facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

i.	Environmental Investigation. Buyer shall have the option to obtain, at its cost and expense, a written report of a site assessment and environmental audit, prepared by an independent, competent, and qualified engineer, in scope, form, and substance, satisfactory to Buyer, and any updates Buyer deems necessary or appropriate. Buyer shall be satisfied, in its sole and absolute discretion, that there will not be at and after the Closing any basis for the imposition on Seller or Buyer of any liability under any Environmental Law.

j.	Waivers. Seller Shareholder shall have delivered to Buyer a statement from each of the Seller Shareholder and each of Seller’s officers and directors, in form and substance acceptable to Buyer, that each either waives or has no claim, as appropriate, against Seller for unpaid dividends, bonuses, profit sharing, rights, or other claims of any kind, nature, or description except salaries and fringe benefits normally accrued and described in the statement or otherwise contemplated under this Agreement.

k.	Banking Relationship of Seller. The new banking relationship envisioned by Section 1.a shall have been completed.

l.	Board Approval. The Board of Directors of the Buyer has approved the transaction envisioned by this Agreement.

m.	Resignations. Each director and officer of Seller shall have delivered to Buyer resignations from their positions and any other positions held in, or by appointment by or from, Seller.

n.	Other Documents and Instruments. Buyer shall have received any other documents and instruments as it may reasonably request.

o.	Approvals by Buyer’s Counsel. Buyer’s counsel shall have reasonably approved all legal matters and the form and substance of all documents Buyer or Seller is to deliver at the Closing.

7.	Conditions Precedent to Seller Shareholder’ Obligations. Seller and Seller Shareholder’s obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions before or at the Closing Date:

a.	Accuracy of Representations and Warranties. Buyer’s representations and warranties contained in this Agreement and all related documents shall be true and correct at and as of the Closing Date as though such representations and warranties were made at that time.

b.	Performance of Covenants. Buyer shall have in all respects performed and complied with all covenants, agreements, and conditions required by this Agreement and all related documents that must be performed or complied with before and at the Closing Date.

c.	Banking Relationship of Seller. The new banking relationship envisioned by Section 1.a have been completed and the transaction envisioned by this Agreement has been approved by Seller and Seller Shareholder’s bank.

d.	Board Approval. Both the Boards of Directors of the Seller and the Seller Shareholder have approved the transaction envisioned by this Agreement.

e.	Other Documents and Instruments. Buyer shall have received any other documents and instruments as it may reasonably request.

f.	Approvals by Seller and Seller Shareholder’s Counsel. Seller and Seller Shareholder’s counsel shall have reasonably approved all legal matters and the form and substance of all documents Buyer or Seller is to deliver at the Closing.

8.	Closing Matters.

a.	Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of Warren Cameron Faust & Asciutto, P.C. at 2161 Commons Parkway, Okemos, Michigan 48864 at 10:00 a.m. on November 14, 2002 or at another place and/or on another date that the parties agree on (the “Closing Date”).

b.	Updated Schedule. At the Closing, certain Schedules will need to be up-dated to the day of Closing. This shall include Schedules 9.j (Conduct of Business), 9.o (Litigation) and 9.s (Contracts) and shall include only those changes that have occurred in the ordinary course of business consistent with past practices.

c.	Payment of Bank Debt. At Closing, Buyer shall pay the Seller Bank Debt. It is estimated that the amount of Seller Bank Debt payable by Buyer at Closing will be $13,268,000, which amount shall be paid to Comerica Bank by wire transfer or cashier’s check.

d.	Certain Closing Expenses. Seller Shareholder shall be liable for and shall pay all federal, state, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Shares to Buyer.

e.	Further Assurances. Seller Shareholder shall cooperate with and assist Buyer and take all other reasonable actions to ensure a smooth transition of the Seller to Buyer. From time to time after the Closing Date, Seller Shareholder shall, at the request of Buyer, execute and deliver additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as necessary, appropriate, convenient, useful, or desirable to effectively carry out this Agreement’s intent and to transfer the Purchased Shares to Buyer.

9.	Seller Shareholder’ Representations and Warranties. As of the date of this Agreement and as of the Closing, the Seller Shareholder represents and warrants to Buyer, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

a.	Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. Except as provided in Schedule 9.a, the nature of the business and the character of the properties Seller owns or leases do not make licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction.

b.	Articles and Bylaws. Schedule 9.b contains true and complete copies of Seller’s Articles of Incorporation and Bylaws.

c.	Capitalization. Seller’s authorized capital stock consists solely of 10,000,000 shares of Seller Common Stock, of which 3,000,000 shares are issued and outstanding and 1,000,000 shares of Preferred stock of which none are issued; All of the issued and outstanding Seller Common Stock is owned of record and beneficially by the Seller Shareholder; There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding for the purchase or other acquisition of Seller’s capital stock that are convertible into, exercisable for, or relate to Seller’s capital stock, or that have any voting rights; and Seller has no outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding shares of Seller’s capital.

d.	Authorization. Seller has all requisite power and authority (corporate and otherwise), and the Seller Shareholder has all requisite legal capacity (i) to execute, deliver, and perform this Agreement to which it is a party and (ii) to consummate the transactions contemplated under this Agreement. Seller has taken, or will have taken at the time of the Closing, all necessary corporate action (including the approval of its board of directors and Seller Shareholder), to approve the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement. This Agreement will be legal, valid, and binding obligations of each of the Seller Parties, that are a party to them, enforceable against each of them in accordance with the Agreement’s respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

e.	Existing Agreements and Governmental Approvals.

i.	The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by them:

1.	Do not and will not violate any provisions of law applicable to any of Seller Parties;

2.	As of the Closing, does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller’s Articles of Incorporation or Bylaws, or any order, judgment, arbitration award, or decree to which any of Seller Parties is a party or by which any of them or any of their assets and properties are bound (including, without limitation, the Purchased Share); and

3.	Do not and will not result in the creation of any encumbrance, on any of Seller Parties’ properties, assets, or Business (including, without limitation, the Purchased Shares).

ii.	No approval, authority, or consent of, or filing by, any Seller Party with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency:

1.	To authorize the execution and delivery of this Agreement by any of the Seller Parties,

2.	To authorize the consummation of the transactions contemplated by this Agreement by any of the Seller Parties.

f.	No Subsidiaries. Seller does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity in connection with the Business.

g.	No Insolvency. To the Best Knowledge of Seller Parties, no insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties has commenced. Seller Parties have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

h.	Permits and Licenses. Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Business at the places and in the manner in which the Business is conducted.

i.	Financial Statements. Seller Parties have delivered to Buyer the financial statements on the Business listed in Schedule 9.i, dated March 31, 2002 (unaudited, internally prepared) and August 31, 2002 (unaudited, internally prepared) (the “Financial Statements”). The Financial Statements have been and will be prepared in accordance with GAAP, do and will fairly present Seller’s financial position as of the dates indicated for the periods covered thereby, and are and will be true and correct in all material respects, provided, however that the August 31, 2002 Financial Statements will consist of the Balance Sheet and Statement of Operations only, excluding all notes. The Fixed Asset list dated August 31, 2002 that Seller has provided to Buyer was prepared according to GAAP as consistently applied by Seller, and Seller has clear and marketable title to all such fixed assets, other than security interests granted pursuant to the Seller

Bank Debt. The Seller has not been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which is the Seller Shareholder.

j.	Conduct of Business. Except as otherwise disclosed on attached Schedule 9.j, or any Schedules in this Agreement, since the date of the last of the Financial Statements attached as Schedule 9.i, Seller has not:

i.	Except for the actions envisioned by this Agreement, issued any capital stock or other securities convertible into or exchangeable or exercisable for capital stock or having voting rights; declared or paid any dividend; made any other payment from capital or surplus or other distribution of any nature; or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

ii.	Merged or consolidated with any other entity.

iii.	Altered or amended its Articles of Incorporation or Bylaws.

k.	Compliance with Laws. At all times prior to the Closing Date, Seller has, to the Best of Seller Parties’ Knowledge, complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business.

l.	No Brokers. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

m.	Receivables. The accounts and other receivables reflected in Seller’s Balance Sheet dated August 31, 2002, and to be reflected on the Preliminary Balance Sheet and Closing Balance Sheet, are and will be the result of bona fide sales or other transactions. Except to the extent that a reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on Seller’s Balance Sheet dated August 31, 2002, and will be established and reflected on the Preliminary Balance Sheet and the Closing Balance Sheet, all of the accounts and other receivables are fully collectible on or before March 31, 2003 in accordance with Seller’s ordinary practice (which has been disclosed to Buyer) and without resort to legal proceedings.

n.	Taxes.

i.	For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes;

stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties.

ii.	Except as otherwise disclosed on Schedule 9.n.ii, Seller has filed on a timely basis or have received valid extensions for all Tax returns it is required to file under any federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS, or any state or local agency, related to Seller’s Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding against any of Seller’s assets, properties, or business.

iii.	It is acknowledged that Seller Shareholder has filed a consolidated tax return for its affiliated group of corporations, including Seller. The Selling Shareholder shall include the income of the Seller (including any deferred items triggered into income by Regulation Section 1.1502-13 and any excess loss account taken into income under Regulation Section 1.1502-19) on the Selling shareholder’s consolidated federal income tax returns for all period through the Closing Date and pay any federal income taxes attributable to such income. For all taxable period ending on or before the Closing Date, the Selling Shareholder shall cause the Seller to join in the Selling Shareholder’s consolidated federal income tax return and, in jurisdiction requiring separate reporting from the Selling Shareholder, to file separate company state and local income tax returns. All such tax returns shall be prepared and filed in a manner consistent with prior income tax returns practice, except as required by a change in applicable law. The Buyer shall have the right tor review and comment on any such tax returns prepared by the Selling Shareholder. The Selling Shareholder shall allow the Seller to participate in any audit of the Selling Shareholder to the extent that such returns relate to the Seller.

iv.	The “Inter-Company Agreement” between Seller and Seller Shareholder dated April 1, 1998, a copy of which is attached as Schedule 9.n.iv is hereby terminated and the parties thereto release each other as to any liability pursuant to such Agreement

o.	Litigation. Except as listed on Schedule 9.o, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller Shareholder, threatened against or affecting Seller, its business, or its assets except for collection or lien suits which are in the normal course of business of the Seller.

p.	Product Liability. No defect or deficiency exists in any of the products manufactured or sold by Seller, or in any of Seller’s finished Inventory, that could, to the best of Seller’s knowledge, give rise to any liabilities or claims for breach of warranty, product liability, or similar liabilities or claims.

q.	Environmental Matters. Except as may be provided on Schedule 9.q, during its period of ownership or occupancy, Seller, its agents and employees, to the best of its knowledge, complied with all federal, state and municipal environmental laws, regulations and policies and have no knowledge of any environmental types of problems with any property owned or occupied by the Seller.

r.	Labor Matters. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against Seller or that in any manner affects Seller. To the best of its knowledge, Seller is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, Seller shall have paid or accrued all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to compensation, unemployment compensation benefits, profit sharing, or retirement benefits, or Social Security benefits. All of the employees of Seller are employed on terms that are competitive for the industry and the local where they are employed. Buyer has access to all employment information and has or will, prior to Closing, be informed of all employment contracts and employees who are not “at-will” employees, if any. The employees of the Seller are under certain group self-insured benefit plans and a 401k plan which are part of the Seller Shareholder and will not be able to be continued when the Seller is no longer owned by the Seller Shareholder. Except as provide in Schedule 9.r, there are no pension or retirement plans for any past or present employees that is the obligation of the Seller.

s.	Contracts, Suppliers and Customers. Except as provided in Schedule 9.s, all contracts of the Seller, including those with suppliers and customers are on normal commercial terms and were done in the normal course of Seller’s business. Buyer shall have access to all such contracts during its due diligence period.

10.	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

a.	Organization and Standing. Buyer is a corporation, duly organized and validly existing under the laws of the State of Indiana, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

b.	Authorization. Buyer has taken all necessary corporate action (i) to duly approve the execution, delivery, and performance of this Agreement and (ii) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is legal, valid, and the binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor’s rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

c.	Existing Agreements and Governmental Approvals.

i.	The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by them:

1.	Do not and will not violate any provisions of the law applicable to Buyer;

2.	Do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer’s Articles of Organization, Bylaws or Operating Agreement or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound.

ii.	No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary

1.	To authorize Buyer’s execution and delivery of this Agreement; or

2.	To authorize Buyer’s consummation of the transactions contemplated by this Agreement and the Supply Agreement.

d.	Investment Intent. Buyer is acquiring the Purchased Shares for its own account, for investment, and without any present intention to resell the Purchased Shares. Buyer acknowledges and agrees that the Purchased Shares have not and will not be registered under the Securities Act of 1933, as amended (“Act”), the Michigan Uniform Securities Act or any other securities laws, and Buyer will not resell the Purchased Shares unless they are so registered or unless an exemption from registration is available, except as provided in this Agreement.

e.	Disclosure. Buyer acknowledges that Buyer and Buyer’s advisors have had the full opportunity to examine such books, records, financial statements and other documents and information, and to ask questions of and to receive answers from Seller Parties, as Buyer deems necessary or appropriate in the circumstances and has had full access to all information and documents: (i) relative to the Seller and the Seller’s common stock; and (ii) necessary to verify the accuracy of any information, documents, books and records furnished. All such materials and information requested by Buyer and Buyer’s advisors (including information requested to verify information previously furnished) have been made available and examined by Buyer or Buyer’s advisors.

f.	Investment Decision. In making the decision to purchase the Shares, Buyer has relied upon independent investigations made by Buyer and not on the officers or directors of the Seller, the Seller, Seller Shareholder or any person or entity, other than Buyer’s own advisors with respect to the legal, tax and other considerations relating to Buyer’s investment. Buyer is an “accredited investor” as such term is used in Regulation D under the Act and Buyer has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of this investment.

g.	Seller Shareholder Guaranties. Buyer shall pay or cause Seller to pay such obligations of Seller that are guarantied by Seller Shareholder as listed on attached Schedule 10.g and shall indemnify Seller Shareholder for any cost or obligation imposed upon Seller Shareholder because of such guaranties. The provisions of Section 12.d shall not apply to any obligation under this sub-section.

h.	Lease Agreement. Buyer acknowledges that it has had access to a certain lease agreement covering forms that are used by the Seller and agrees that the Seller will be obligated to continue such lease according to its terms, except that such lease shall be amended to provide that at the conclusion of the lease, Seller will be obligated to either renew the lease or purchase the forms. Seller will additionally be granted the right to terminate the lease and purchase the forms at the price determined according to the schedule attached at Schedule 10.h. Buyer shall guaranty the performance of Seller pursuant to the lease agreement and shall indemnify the lessor under the lease agreement for any cost or obligation imposed upon such lessor because of any failure of Seller to fulfill its obligations under the lease agreement. The provisions of Section 12.d shall not apply to any obligation under this sub-section.

i.	Sale of St. Louis Operation. Buyer acknowledges that Seller and Seller Shareholder have entered into an agreement dated October 29, 2002 for Seller to sell the assets of its St. Louis operations to Carter-Waters Corporation (the “Carter-Waters Agreement”), a copy of which is attached as Schedule 10.i. Buyer warrants and agrees that it will operate in good faith to cause Seller’s obligations under the Carter-Waters Agreement to met and to close the transaction substantially according to its terms.

11.	Guaranty of Receivables. Seller Shareholder guarantees that the accounts receivable which exceed the reserve for bad debt upon Seller’s books at Closing shall be collected on or before March 31, 2003. Buyer agrees to cause Seller to use its best efforts to collect all such accounts receivable prior to March 31, 2003. To the extent that such portion of the accounts receivable are not so collected, they shall be repurchased forthwith by Seller Shareholder, but no later than 30 days after application in writing by Buyer therefor which shall be accompanied by appropriate documentation substantiating the same to allow the Seller Shareholder to proceed to collect such amounts. In the event both parties agree that an account is uncollectible, such account may be repurchased by Seller Shareholder prior to March 31, 2003. The provisions of Section 12.d shall not apply to any obligation under this section.

12.	Indemnification.

a.	Seller Parties. Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer and its directors, officers, shareholders, permitted successors, and permitted assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) in connection with or resulting from:

i.	Any inaccuracy in any representation or breach of any warranty of Seller Parties contained in this Agreement;

ii.	Any failure by any Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by any of the Seller Parties under this Agreement.

iii.	Any liabilities, obligations, debts, contracts, claims, liens and litigation, whether accrued, absolute, contingent, known or unknown, of a material nature, resulting or arising from actions prior to the Closing taken by the Seller or taken by the Seller Shareholder that are not expressly assumed by the Buyer in this Agreement.

iv.	The Selling Shareholder shall include the income of the Seller (including any deferred items triggered into income by Regulation Section 1.1502-13 and any excess loss account taken into income under Regulation Section 1.1502- 19) on the Selling shareholder’s consolidated federal income tax returns for all period through the Closing Date and pay any federal income taxes attributable to such income. For all taxable period ending on or before the Closing Date, the Selling Shareholder shall cause the Seller to join in the Selling Shareholder’s consolidated federal income tax return and, in jurisdiction requiring separate reporting from the Selling Shareholder, to file separate company state and local income tax returns. All such tax returns shall be prepared and filed in a manner consistent with prior income tax returns practice, except as required by a change in applicable law. The Buyer shall have the right tor review and comment on any such tax returns prepared by the Selling Shareholder. The Selling Shareholder shall allow the Seller to participate in any audit of the Selling Shareholder to the extent that such returns relate to the Seller.

b.	Buyer. Buyer shall defend, indemnify, and hold harmless Seller Parties and its directors, officers, shareholders, permitted successors, and permitted assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) in connection with or resulting from:

i.	Any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement;

ii.	Any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement.

c.	Notice of Claim. Each person entitled to indemnification under this Section 12 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be available or sought, and shall permit the Indemnifying Party to participate in the defense of any such claim or any resulting litigation, and the Indemnifying Party may participate in such defense at such party’s expense. In the event that a claim or litigation is partially, but not wholly covered by an indemnity set forth in this Section 12, the Indemnified and the Indemnifying Parties shall share in the resulting losses in proportion to their respective liabilities. Except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement which does not include a release of such Indemnified Party from all liability in respect to such claim or litigation to the extent it is covered by the indemnity in this Section 12. Provided, however, the parties agree that only fully justifiable claims that have solid arms’ length basis will be submitted for indemnification. For example, improving relationships with the third party claimant will not be sufficient reason to base a claim for indemnification. Provided further, the indemnified party shall not consent to a settlement of, or the entry of any judgment arising from, any claim under this Section 12 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

d.	Limit of Liability. Buyer, on the one hand, and Seller and Seller Shareholder, on the other, shall not have any liability (for indemnification or otherwise) under this Section 12 except to the extent that the total of all Damages exceeds Twenty-Five Thousand Dollars and No Cents ($25,000).

13.	Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.

14.	Termination.

a.	This Agreement may be terminated at any time before the Closing Date as follows:

i.	By Buyer and Seller Shareholder in a written instrument.

ii.	By either Buyer or Seller Shareholder if the Closing does not occur on the Closing Date.

iii.	By Buyer or Seller Shareholder if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

iv.	By Buyer or Seller Shareholder if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 business days after the breaching party or parties receive written notice of the breach from the other party.

b.	If terminated as provided in Section 14.a, this Agreement shall forthwith become void and have no effect, except for Sections 14.c, and except that no party shall be relieved or released from any liabilities or damages arising out of the party’s breach of any provision of this Agreement.

c.	Buyer, on the one hand, and the Seller Parties, jointly and severally, on the other, warrant and agree that if this Agreement is terminated, each party will not, during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave the employment of the other party.

15.	Section 338(h)(10) Election. Seller Parties agree to file an election on a timely basis to treat this transaction as an asset purchase transaction pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, if Buyer elects to cause such election to be made. The Seller Parties and the Buyer shall join in making any corresponding Section 338(h)(10) or similar elections under state and local tax law. The Seller Shareholder shall pay any taxes attributable to the making of any such elections and shall indemnify the Buyer from such taxes. The Seller Shareholder has filed a consolidated federal tax income tax return with the Seller for the taxable year immediately preceding the current taxable year and is eligible to make a Section 338(h)(10) election.

16.	Miscellaneous Provisions.

a.	Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for two (2) years after the Closing Date.

b.	Press Release and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

c.	Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

if to Seller Shareholder:	Max A. Coon Maxco, Inc. 1118 Centennial Way Lansing, Michigan 48917 (517) 321-3130 Phone Number (517) 321-1022 Fax Number;

if to Buyer:	Daryle L. Doden Contractor Supply Incorporated PO Box 51 Auburn, IN 46706 (260) 925-5440 Phone Number (260) 925-3152 Fax Number;

or to such other address or facsimile number that the parties may designate in writing.

d.	Assignment. Neither Seller Shareholder nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights to any subsidiary without Seller Shareholder’ consent, so long as Buyer guarantees the performance of such subsidiary under this Agreement.

e.	Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

f.	Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

g.	Counterparts/Facsimile Signatures. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument. Facsimile signatures shall be deemed and accepted as original signatures.

h.	Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

i.	Pre-Mediation and Mediation Procedures28Pre-Mediation and Mediation Procedures28Pre-Mediation and Mediation Procedures28PreMediation and Mediation ProceduresPreMediation and Mediation Procedures. Any dispute or controversy arising out of or relating to this Agreement, or breach thereof, shall be settled by the following procedure:

i.	No provision of or the exercise of any rights under this Section shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

ii.	Level 1: Before entering into Level 2 or Level 3 of this Dispute Resolution Procedure (DRP), the complaining party shall enter into one or more management meetings for the purpose of resolving the dispute or controversy through normal business management practices. The meeting must be held between upper level managers of both parties. Both parties agree to put forth their commercially reasonable efforts in the meeting. The meeting shall be held at the complaining party’s offices. The Level 1 period shall begin when one party gives written notice to the other party by certified mail that it is entering into this Level 1 procedure to resolve the dispute and details in that written notice to the specific matters complained about.

iii.	Level 2: Only after the parties have completed Level 1 of the DRP without resolving the dispute or controversy and before entering into Level 3 of the DRP, the parties shall enter into a mediation process. The mediation process is defined as follows:

1.	The parties shall engage in pre-suit mediation under such rules as agreed between the parties.

2.	The parties, their counsel, and the mediator agree that each has a privilege to refuse to testify and to prevent the other from testifying in any court or other proceeding about any communication made during the mediation.

3.	Either party or the mediator may terminate the mediation at any time because of an impasse or if for any reason the mediator or a party deems it in good faith improper or unproductive to continue. The mediator or a party will not be required to disclose the reason for terminating the mediation but may do so to the parties or the mediator only.

4.	The parties shall mediate in good faith but are not required to reach an agreement.

5.	Each party is responsible for paying one-half (1/2) of the mediator’s fees and expenses.

6.	If the mediated settlement is accepted by both parties, such settlement shall be specifically enforceable under the law as if the agreement had been a binding arbitration decision.

iv.	Level 3: Only after the completion of both Levels 1 and 2 above without a satisfactory resolution of the dispute or controversy, either party may bring a legal process in the arbitration procedure described below. The arbitration result may be enforced in federal court if the jurisdictional requirement is satisfied. If the party cannot bring a suit in federal court because the jurisdiction amount is not satisfied, then the party may raise the claim in a court having appropriate jurisdiction. Any arbitration shall proceed in accordance with the current Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) to the extent that the Arbitration Rules do not conflict with any provision of this Section.

1.	Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment.

2.	The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules.

3.	The arbitration shall be held at the office of AAA located the closest to Lansing, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.

4.	In any arbitration proceeding under this Section, subject to the award of the arbitrator(s), each party shall pay all its own expenses and an equal share of the fees and expenses of the arbitrator. The arbitrator shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrator’s fees) among the parties as the arbitrator determine to be equitable under the circumstances.

j.	General Provisions. The parties also agree to the following general provisions:

i.	No party is aware of any problem or legality that adversely affects the party’s ability to perform this Agreement.

ii.	Each party agrees to be reasonable with the other party regarding the performance, interpretation, application, and enforcement of this Agreement.

iii.	The parties are not a partnership nor joint venture but are independent one to the other.

iv.	Each party shall use practices and procedures consistent with the law.

v.	Each party shall act openly and honestly with each other.

vi.	Each party shall provide full disclosure as may be required by this Agreement.

vii.	A waiver of the breach of any provision of this Agreement at any time shall not apply to any breach of any other provision of this Agreement.

17.	Definitions

a.	As used in this Agreement, “material” when used to qualify an act, condition, occurrence, event or fact applicable to a party shall mean any such act, condition,

occurrence, event or fact or series of related acts, conditions, occurrences, events or facts that would be considered by a reasonably prudent business person under like circumstances to be of such significance as to affect, in a substantive manner, the Balance Sheet and the statement of Operations or the Financial Statement of the Seller.

b.	“Best Knowledge” shall mean knowledge actually known by the party and also knowledge the party should have known after having made reasonable due inquiry under the circumstances.

[REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

          The parties have executed this Agreement on the date set forth on the first page of this Agreement.

Seller Shareholder Maxco, Inc.

/s/ Max A. Coon By: Max A. Coon President

SELLER Ersco Corporation

/s/ Max A. Coon By: Max A. Coon Chairman of the Board and Secretary

BUYER Contractor Supply Incorporated

/s/ Daryle L. Doden By: Daryle L. Doden President

GUARANTY

Ambassador Steel Corporation, hereby guaranties the performance by the Buyer of all its obligations and liabilities under the Agreement, including any payment obligations, and guaranties the accuracy and completeness of all warranties and representations made by the Buyer. This is a guaranty of performance and payment, not merely of collection.

Ambassador Steel Corporation

/s/ Daryle L. Doden By: Daryle L. Doden President